UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2021
Commission File Number: 1-35335

Groupon, Inc.
(Exact name of registrant as specified in its charter)

Delaware	27-0903295
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 W Chicago Avenue	60654
Suite 400	(Zip Code)
Chicago
Illinois	(312)	334-1579
(Address of principal executive offices)	(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
    240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
    240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	GRPN	NASDAQ Global Select Market

    Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter)
Emerging growth company     ☐
    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

On March 22, 2021, Groupon, Inc. (the “Company”) announced its intention to offer, subject to market and other conditions, $200,000,000 aggregate principal amount of new convertible senior notes. The Company intends to use a portion of the net proceeds from the offering to repay or repurchase, at or prior to maturity, its existing convertible notes due April 2022. The Company also amended its revolving credit facility to (i) extend the convent relief suspension period through the fourth quarter 2021, (ii) amend and remove certain financial covenants applicable after the suspension period ends and (iii) permit the issuance of the new convertible notes and certain hedging transactions to be entered into in connection therewith. These transactions are described in more detail below.
Item 1.01. Entry into a Material Definitive Agreement.
On March 22, 2021, the Company and certain of its subsidiaries entered into a Second Amendment (the “Amendment”) to the Second Amended and Restated Credit Agreement, dated as of May 14, 2019 (as amended by the First Amendment (as defined below), the “Existing Credit Agreement” and the Existing Credit Agreement, as amended by the Amendment, the “Amended Credit Agreement”), with JPMorgan Chase Bank, N.A., as Administrative Agent, and the other lenders party thereto in order to, among other things, (i) extend the covenant relief provided under the First Amendment to the Existing Credit Agreement, dated as of July 17, 2020, (the “First Amendment”) due to the ongoing impact of COVID-19 on the Company's business, (ii) amend and remove certain financial covenants applicable after the Suspension Period (as defined below) ends and (iii) permit the issuance of a new series of convertible notes and certain hedging transactions to be entered into in connection therewith. The Amendment requires that a portion of the proceeds from the new convertible notes be used to repay or repurchase the Company’s existing convertible notes due April 2022 at or prior to maturity.
The Amendment extends the suspension period applicable to covenant relief, pricing and certain negative covenants (such period, the “Suspension Period”) from the end of the first quarter of 2021 to the end of the fourth quarter of 2021 (or such earlier date as determined by the Company).
The Amendment also provides that certain of the restrictions and requirements under the First Amendment shall continue to apply during the extended Suspension Period, namely that the Company be required to (i) maintain minimum quarterly EBITDA levels as set forth in the Amended Credit Agreement and (ii) maintain a monthly minimum liquidity balance (including any undrawn amounts under the credit facility) of at least 100% of the Company’s accrued merchant and supplier payables balance for such month plus $50 million. Additionally, certain covenants will remain suspended during the extended Suspension Period, including that the Company (i) maintain a maximum funded indebtedness to EBITDA ratio and (ii) maintain a minimum liquidity balance (including any undrawn amounts under the credit facility) of at least 70% of the Company’s accrued merchant and supplier payables balance. The Amendment also removes from the Amended Credit Agreement requirements (which currently only apply after the Suspension Period ends) that the Company maintain (i) a maximum senior secured indebtedness to EBITDA ratio and (ii) unrestricted cash of not less than $250 million. Finally, the Amendment changes the requirement to maintain a minimum fixed charge coverage ratio (which requirement applies only after the Suspension Period ends) to a requirement to maintain a minimum interest coverage ratio.

The foregoing description of the Amendment is a summary only, and is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.
Item 8.01. Other Events.
On March 22, 2021, the Company issued a press release announcing its intention to offer, subject to market and other conditions, $200,000,000 aggregate principal amount of convertible senior notes due 2026 in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act. The Company also expects to grant the initial purchasers of the notes a 13-day option to purchase up to an additional $30,000,000 principal amount of notes. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits:
Exhibit No.	Description
10.1
Second Amendment, dated as of March 22, 2021, among the Company, the subsidiaries of the Company party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto, to the Second Amended and Restated Credit Agreement, dated as of May 14, 2019, among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto.

99.1	Press Release, dated March 22, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROUPON, INC.
Date: March 22, 2021
By: /s/ Melissa Thomas Name: Melissa Thomas Title: Chief Financial Officer